EXHIBIT 99.1

For Immediate Release:

Steinway Board Declares Special Dividend

WALTHAM, MA – February 13, 2007 – Steinway Musical Instruments, Inc. (NYSE: LVB) announced today that its Board of Directors has approved a cash dividend payment of $3.00 per common share. The dividend is payable on or about March 9, 2007 to shareholders of record as of February 23, 2007.

Dana Messina, Chief Executive Officer, commented, “We are pleased to make this special distribution to our shareholders.  The Company has continued to generate significant cash flows from operations and ended the year with over $30 million.  We refinanced our bonds and paid off both of our term loans, substantially improving our capital structure in 2006.  With no large acquisitions planned in the near future, the board determined a dividend to be the most appropriate use of funds at this time.  This action reflects the confidence we have in the Company to generate strong operating results in the coming year.”

“We are also happy to report that our domestic piano workers represented by Local 102 of the United Furniture Workers have approved a new 3-year contract,” said Messina.  “We are very pleased to have reached a fair agreement for all parties.”

About Steinway Musical Instruments

Steinway Musical Instruments, Inc., through its Steinway and Conn-Selmer divisions, is one of the world’s leading manufacturers of musical instruments.  Its notable products include Bach Stradivarius trumpets, Selmer Paris saxophones, C.G. Conn French horns, Leblanc clarinets, King trombones, Ludwig snare drums and Steinway & Sons pianos.

“Safe Harbor” Statement Under the Private Securities Litigation Reform Act of 1995

This release contains “forward-looking statements” which represent the Company’s present expectations or beliefs concerning future events.  The Company cautions that such statements are necessarily based on certain assumptions which are subject to risks and uncertainties which could cause actual results to differ materially from those indicated in this release.  These risk factors include the following: changes in general economic conditions; recent geopolitical events; increased competition; work stoppages and slowdowns; exchange rate fluctuations; variations in the mix of products sold; market acceptance of new instrument product and distribution strategies; ability of suppliers to meet demand; concentration of credit risk; fluctuations in effective tax rates resulting from shifts in sources of income; and the ability to successfully integrate and operate acquired businesses.  Further information on these risk factors is included in the Company’s filings with the Securities and Exchange Commission.

Contact:	Julie A. Theriault
Telephone:	781-894-9770
Email:	ir@steinwaymusical.com